UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 30, 2010

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska	000-26326	37-1119387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10077 South 134th Street Omaha, NE (Address of principal executive offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On June 30, 2010, Professional Veterinary Products, Ltd. (the “Company”) entered into a Retention and Change in Control Severance Agreement (the “Retention Agreement”) with Jamie C. Meadows, the Company’s Vice President of Operations/Chief Operating Officer. Severance is payable to Mr. Meadows only if he is terminated by the Company for any reason other than voluntary termination, death, or for cause (as defined in the Retention Agreement). If Mr. Meadow’s employment is terminated, on or before June 1, 2011, or prior to a Change in Control (as defined in the Retention Agreement), whichever occurs first, the Company will pay to Mr. Meadows severance compensation, less all deductions required by law, and medical/dental insurance premiums on behalf of Mr. Meadows for a period of 52 weeks. In addition, if there is a Change in Control and Mr. Meadows is employed by the Company on the date the Change in Control occurs, and he is not allowed to continue employment with the Company (or its successor) following the Change of Control or is allowed to continue employment with the Company (or its successor) following the Change of Control so long as he agrees to a reduced base salary or to relocate outside of Omaha, Nebraska, and he refuses terms of such employment, the Company will pay the aforementioned severance compensation and benefits to Mr. Meadows. The severance compensation will be based on the base salary received by Mr. Meadows on his last day of employment.
     The foregoing description summarizes certain provisions of the Retention Agreement and is qualified in its entirety by reference to the complete terms and conditions in the Retention Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the period ending July 31, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: July 8, 2010	By:	/s/ Stephen J. Price
Stephen J. Price, President and CEO